EX-12



              Computation of Ratio of Earnings to Fixed Charges


                                       1989    1990    1991    1992    1993
                                              (Thousands of Dollars)
Fixed Charges, as defined:
  Interest on long-term debt        $ 15,051  14,913  15,120  16,292  16,166
  Other interest                       2,301     860   1,605     586     596
  Interest component of rents
    charged to operating expenses        274     262     232     214     183
Total Fixed Charges, as defined     $ 17,626  16,035  16,957  17,092  16,945

Earnings, as defined:
Net income                          $ 28,627  27,026  29,510  19,217  18,987
Add:
    Income taxes                      18,726  18,527  17,382   9,698   9,464
    Fixed charges                     17,626  16,035  16,957  17,092  16,945
Total Earnings, as defined          $ 64,979  61,588  63,849  46,007  45,396

Ratio of Earnings to Fixed Charges     3.69x   3.84x   3.77x   2.69x   2.68x





   Computation of Ratio of Earnings to Fixed Charges & Preferred Dividends


                                       1989    1990    1991    1992    1993
                                              (Thousands of Dollars)
Fixed Charges, as defined:
  Interest on long-term debt        $ 15,051  14,913  15,120  16,292  16,166
  Other interest                       2,301     860   1,605     586     596
  Interest component of rents
    charged to operating expenses        274     262     232     214     183
Total Fixed Charges, as defined     $ 17,626  16,035  16,957  17,092  16,945
Preferred Dividends, as defined (a) 3,851 3,785 3,438 3,104 3,604 Fixed Charges & Preferred
  Dividends, as defined             $ 21,477  19,820  20,395  20,196  20,549

Earnings, as defined:
Net income                          $ 28,627  27,026  29,510  19,217  18,987
Add:
    Income taxes                      18,726  18,527  17,382   9,698   9,464
    Fixed charges                     17,626  16,035  16,957  17,092  16,945
Total Earnings, as defined          $ 64,979  61,588  63,849  46,007  45,396

Ratio of Earnings to Fixed Charges &
  Preferred Dividends, as defined      3.03x   3.11x   3.13x   2.28x   2.21x


(a) Preferred dividends, as defined (not including preference dividends), have been adjusted by multiplying the requirement by the ratio that income before income taxes bears to net income. Such ratios were as follows: 165% in 1989, 169% in 1990, 159% in 1991, 151% in 1992 and 150% in 1993.